September 30, 2002

CONTACT: William F. Richmond, S.V.P. & C.F.O.
423-787-1211

                                                           FOR IMMEDIATE RELEASE

      GREENE COUNTY BANCSHARES SET TO MOVE THE LISTING OF ITS COMMON STOCK
                          TO THE NASDAQ NATIONAL MARKET

GREENEVILLE,  Tenn. (September 30, 2002) - Greene County Bancshares,  Inc. (Pink
Sheets: GRCB) today announced that its common shares will begin trading on the Nasdaq National Market at the opening of trading tomorrow, Tuesday, October 1, 2002. The Company's new Nasdaq stock ticker will be GCBS.

     "We are pleased to announce the Company's listing on Nasdaq's National Market, especially considering the enhanced trading environment it offers our shareholders," said Stan Puckett, Greene County Bancshares Chairman and CEO. "We believe this listing will increase the visibility of Greene County Bancshares in the marketplace, enhance our availability to capital, and improve the trading qualities that are conducive to a more efficient market for our shares. The move to the Nasdaq National Market, with its improved trading environment for our shares, also supports our growth strategy by making our common shares more attractive for possible use in the acquisition of other financial institutions."

     The move to the Nasdaq National Market will not affect the Company's stock certificates, which remain unchanged and need not be exchanged. Greene County Bancshares has approximately 6.8 million common shares outstanding and approximately 1,900 shareholders of record.

     Greene County Bancshares, Inc., with total assets of approximately $829 million, is the holding company for Greene County Bank in Greeneville, Tennessee. Greene County Bank is the largest community bank in East Tennessee and now has 29 branches throughout East Tennessee and one branch in Western North Carolina. Greene County Bank does business in Washington County, Tennessee as Washington County Bank; in Sullivan County, Tennessee as Sullivan County Bank and First Bristol Bank; in Hamblen County, Tennessee as Hamblen County Bank; in Blount County, Tennessee as American Fidelity Bank; in McMinn County, Tennessee as Bank of Athens and Bank of Niota; in Hawkins County, Tennessee as Hawkins County Bank and Bank of Bulls Gap; in Cocke County, Tennessee as Cocke County Bank; in Loudon County, Tennessee as Community Bank of Loudon County; in Monroe County, Tennessee as Community Trust Bank; and in Wilson County, Tennessee as President's Trust. In addition, Greene County Bank also conducts separate businesses through three wholly owned subsidiaries: Superior Financial Services, Inc., a consumer finance company; GCB Acceptance Corporation, a consumer finance company specializing in subprime automobile lending; and Fairway Title Co., a title company.

     This news release may contain forward-looking statements regarding Greene County Bancshares, Inc. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in the Greene County Bancshares, Inc. filings with the Securities and Exchange Commission.

                                      -END-